Exhibit 99.1

Zion Oil & Gas Signs Drilling Rig MOU with Viking Services

Dallas, Texas and Caesarea, Israel – February 25, 2015 – Zion Oil & Gas, Inc. (NASDAQ: ZN) (“Zion”) entered into a Memorandum of Understanding (“MOU”) with Viking Services BV (“Viking”) (a Netherlands private company), to contract for a land-based oil and gas rig with deep drilling capacity and certain other oilfield services and crew for exploration activities within Zion’s Megiddo-Jezreel License area in Israel. Under the scope of work, Viking would provide their Rig 35, or a rig of similar capabilities with at least a 1,500 HP engine and the capability of drilling to a depth of 15,000 feet. The agreement would be for a two year term to drill two wells with an option to drill a third well. The parties anticipate a spud date for the first well (Megiddo-Jezreel #1) in the second half of 2015, subject to Zion securing full regulatory approval from the State of Israel and regional and local governing bodies.

After the primary term of the drilling contract, the parties may jointly establish Zion Drilling, Inc. (“Zion Drilling”), to initially lease and then possibly acquire and hold title to a drilling rig, either the rig under the primary term or a similar but deeper drill capacity rig. Zion Drilling’s stated business purpose would be to conduct drilling on Zion’s oil and gas licenses within the State of Israel and to the extent not so utilized, to lease out the rig for hire to other Israel-based drilling projects.

Victor G. Carrillo, Zion’s President and COO, states: “We are excited to join forces with Viking Services, a respected international oilfield services company who can help provide integrated service solutions, with equipment and operations located throughout the Eastern Hemisphere including ongoing operations in Israel. We believe this marks the beginning of a lasting business relationship in Israel with Zion and continues to build on the operational footprint that Viking has established with other energy companies in Israel committed to the development of onshore exploration and production of oil and gas.”

Zion explores for oil and gas in Israel and currently holds the Megiddo-Jezreel License, a large area comprised of approximately 99,000 acres. Under Israeli law, Zion has an exclusive right to oil and gas exploration in our license area in that no other company may drill there. We continue our exploration focus on our Megiddo-Jezreel License area as it appears to possess the key geologic ingredients of an active petroleum system. Based on our interpretations of some newly acquired seismic data, we have now selected the precise drill pad location from which to drill our next well(s), the first of which we anticipate to spud in the second half of 2015.

For updates on operational activities, please visit Zion’s website: “www.zionoil.com.” Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN.”

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Zion Oil & Gas, Inc.

Brittany Martin, 214-221-4610

dallas@zionoil.com